Exhibit (d)(2)

CONFIDENTIAL

October 27, 2021

Novo Nordisk A/S

Novo Alle 1

2880 Bagsvaerd

Denmark

Re: Confidentiality Agreement

Novo Nordisk (referred to herein as “you or your”) has requested certain Evaluation Material (as defined below) from Dicerna Pharmaceuticals, Inc. (together with its subsidiaries, the “Company”) in connection with the evaluation, negotiation or completion of a potential negotiated transaction between you and the Company (the “Potential Transaction”). You and the Company are each individually referred to in this agreement (this “Agreement”) individually as a “Party” and, collectively, as the “Parties.”

The term “Evaluation Material” shall mean (i) all information, data, reports, analyses, compilations, studies, interpretations, forecasts and records (whether in oral, written, electronic or other form) concerning the business, operations and affairs of the Company (including any technical, trade secret or other proprietary information of the Company) furnished to you or your Representatives by the Company or its Representatives (whether in writing, electronically or orally) or otherwise made available to you or your Representatives by the Company or its Representatives, and (ii) any report, analysis, compilation, study, interpretation, forecast, record or other material prepared by you or your Representatives, in whatever form maintained (whether in written, electronic or other form) to the extent containing, reflecting or based upon, in whole or in part, any such information (collectively “Derivative Works”), but, in each case of clauses (i) and (ii), does not include information that (x) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, or by anyone to whom you or your Representatives transmit Evaluation Material, in violation of this Agreement, (y) was or becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or its Representatives, provided that such source was not known by you or your Representatives (after reasonable inquiry of such source) to be bound by an obligation prohibiting transmission of such information to you or your Representatives, or (z) is independently developed by you or your Representatives or on your behalf without the benefit or usage of any Evaluation Material.

As used herein, the term “Representatives” shall mean, with respect to a Party, such Party’s directors, officers, employees, and third party attorneys, accountants, consultants, financial advisors and debt financing sources. In addition, as used herein, the following terms shall have the following meanings: (i) the term “person” shall be broadly interpreted to include, without limitation, any corporation, limited liability company, partnership, trust, association, joint venture, unincorporated organization, group, individual or governmental entity or any department, agency or political subdivision thereof; (ii) the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and (iii) the term “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the Exchange Act; provided, however, that for purposes of this definition, Novo Holdings A/S and its affiliates (other than you and your subsidiaries) shall not be considered your Affiliate.

As a condition to you and your Representatives being furnished with any Evaluation Material, you agree as follows:

(1)    You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if information contained therein is disclosed to any person. The Evaluation Material will only be used by you and your Representatives in accordance with the terms of this Agreement.

(2)    You will keep the Evaluation Material confidential and will not disclose, in whole or in part, any of the Evaluation Material to any person without the prior written consent of the Company (which may be withheld by the Company in its sole discretion); nor shall the Evaluation Material be used by you, either directly or indirectly, for any purpose other than the evaluation, negotiation or completion of a Potential Transaction; provided, however, that any of the Evaluation Material may be disclosed (i) in compliance with paragraph (9) below, solely to the extent required by applicable law, regulation or legal process; and (ii) to your Representatives who need access to such information for the sole purpose of assisting in evaluating, negotiating or completing a Potential Transaction on your behalf if, in each case, prior to any such disclosure, (x) you advise such Representative of the confidential nature of the Evaluation Material and the terms of this Agreement and (y) such Representative agrees that it will, or is otherwise legally bound to, keep the Evaluation Material confidential in accordance with the terms hereof and to comply with the terms of this Agreement applicable to such Representative. You shall be fully responsible for any action or inaction of your Representatives which is not in accordance with the terms of this Agreement. You agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material. The Company shall be entitled to designate certain Evaluation Material that is competitively sensitive as “Clean Team Information.” If the Company so designates certain Evaluation Material as Clean Team Information, the Company and you shall mutually agree on customary procedures and guidelines with respect to the access to and review of such competitively sensitive information, which may be memorialized in one or more supplements or amendments to this Agreement.

(3)    In addition, without the prior written consent of the Company (which may be withheld by the Company in its sole discretion), neither you nor your Representatives will disclose to any person (i) that the Evaluation Material has been furnished and/or made available to you and, if applicable, your Representatives, (ii) that discussions or negotiations are or were taking place concerning a Potential Transaction, including the status thereof or the termination of such discussions or negotiations, (iii) any of the terms, conditions or other facts with respect to any such Potential Transaction or your consideration thereof, or (iv) the existence or terms of this Agreement, except, in each case of clauses (i) through (iv), as would be required by and in accordance with the procedures of paragraph (9) below and solely to the extent required by applicable law, regulation or legal process. Without your prior written consent (which may be withheld by you in your sole discretion), the Company shall, and shall cause its Representatives to, not disclose to any person other than you and your Representatives any of the foregoing information under clauses (i) through (iv), except as would be required by and in accordance with the procedures of paragraph (9) applied as though the Company were the disclosing party.

(4)    Without prior written consent of the Company (which may be withheld by the Company in its sole discretion), neither you nor your Representatives shall, directly or indirectly, initiate or maintain contact, or otherwise communicate, with any Representatives of the Company concerning the Evaluation Material or a Potential Transaction, and neither you nor your Representatives shall, directly or indirectly, initiate or maintain contact, or otherwise communicate, with any current or former director or member of management or any employee of the Company or any customers, vendors, suppliers or other third parties that conduct business with the Company, or any regulatory agency or other governmental authority having jurisdiction over the Company, concerning the Evaluation Material or a Potential Transaction, in each case, unless such contact has been consented to in advance by, and scheduled through, a Representative of the Company identified to you for such purpose in the course of discussions or negotiations of the Potential Transaction; provided, however, that nothing in this paragraph (4) shall prohibit or otherwise restrict you or your Representatives from contacts in the ordinary course of business consistent with past practice, not related to the Potential Transaction and without reference to the Evaluation Material or the Potential Transaction.

(5)    All materials bearing, containing, disclosing or relating to Evaluation Material shall remain the property of the Company. Upon the Company’s written request, all Evaluation Material (and all copies, extracts or other reproductions in whole or in part thereof) shall promptly be returned to the Company or destroyed (at your option) and not retained by you or your Representatives in any form or for any reason, and all Derivative Works shall be destroyed (such destruction to be confirmed promptly by you in writing to the Company). All Evaluation Material and Derivative Works stored electronically shall be permanently deleted by you in the event that you decide that you do not wish to proceed with a Potential Transaction or otherwise upon the Company’s request (such destruction to be confirmed promptly by you in writing to the Company); provided that neither you nor your Representatives will be obligated to erase Evaluation Material contained in an archived computer system backup in accordance with your or their respective security and/or disaster recovery procedures, for which destruction will follow the regular process of such procedures. You and your Representatives may retain Evaluation Material if required by law, regulation or bona fide written internal compliance procedures, provided that such Evaluation Material shall remain subject to the terms hereof. Notwithstanding the destruction and/or deletion of the Evaluation Material and/or Derivative Works, you and your Representatives shall continue to be bound by the obligations of confidentiality and other applicable obligations under this Agreement.

(6)    You hereby acknowledge and agree that the Evaluation Material is being furnished to you in consideration of your agreement that, for a period of twelve (12) months from the date hereof, you shall not, and shall cause your Affiliates or your or their respective Representatives, or any other person acting on your behalf or at your or your Affiliates’ direct or indirect instruction, not to, in any manner, acting alone or in concert with others, without the prior written invitation or approval of the Board of Directors of the Company, directly or indirectly, (i) acquire, agree to acquire or make any proposal to acquire any securities of the Company, any option to acquire any securities of the Company, any security convertible into or exchangeable for any securities of the Company or any other right to acquire any securities of the Company, (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or securities, dissolution, liquidation, restructuring, recapitalization or similar transactions of or involving the Company, (iii) make, or in any way participate in, any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in Regulation 14A promulgated under the Exchange Act, with respect to any securities of the Company, or seek to advise or influence any person with respect to the voting of any securities of the Company, or demand a copy of the stock ledger list of stockholders, or any other books and records of the Company, (iv) seek to have any candidate for nomination as a director of the Company included in the Company’s proxy statement pursuant to Regulation 14a-11 promulgated under the Exchange Act (if applicable), (v) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company, (vi) otherwise act, alone or in concert with others, to knowingly seek to control or influence, in any manner, the management, Board of Directors or policies of the Company, (vii) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing, or (viii) make any public announcement regarding any of the foregoing (except as required by law in respect of actions permitted hereby). Notwithstanding anything to the contrary in this paragraph (6), you shall be permitted to submit a proposal to the Board of Directors of the Company that would otherwise be prohibited by the terms of clauses (i) or (ii) of the first sentence of this paragraph (6) if any such proposal is submitted to the Board of Directors of the Company on a strictly confidential basis. You will cease to be bound by the provisions of clauses (i), (ii), (vii) and (viii) of this paragraph (6) upon the earliest to occur of the following (the period from the date of this Agreement until the earliest to occur of the following being the “Standstill Period”): (A) the day that is twelve (12) months after the date hereof; (B) the Board of Directors of the Company approves, or the Company enters into, a transaction with any person that would result in such person beneficially owning (1) 50% or more of the Company’s outstanding voting securities, (2) securities convertible into 50% or more of the Company’s outstanding voting securities or (3) all or substantially all of the assets of the Company; or (C) any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have commenced a tender offer or exchange offer for 50% or more of the Company’s outstanding voting securities and the Board of Directors of the Company shall have either recommended that the Company’s stockholders tender or exchange in such offer or failed to recommend that the Company’s stockholders reject such offer within ten (10) business days following the commencement of any such offer. The expiration or earlier termination of the Standstill Period will not terminate or otherwise affect any of the other provisions of this Agreement. Notwithstanding anything to the contrary contained herein, the restrictions set forth in this Agreement on the use of Evaluation Material shall not prevent you from taking any action referred to in clause (i), (ii), (vii) or (viii) of this paragraph (6) that would otherwise be permitted after the Standstill Period; provided that nothing in this paragraph (6) shall detract from or alter your obligations under this Agreement to maintain the confidentiality of the Evaluation Material or any of the information which is subject to the provisions of paragraphs (2) or (3) above.

(7)    For a period of twelve (12) months following the date of this Agreement, neither you nor any of your Affiliates or Representatives acting on your behalf shall, directly or indirectly, solicit for purposes of employment, offer to hire, hire or enter into any employment or similar contract with any senior employee or officer who is employed by the Company and with whom you have contact or of whom you become aware in connection with the Potential Transaction, nor shall you induce or encourage any such employee or officer to leave the employment of the Company. The foregoing sentence shall not restrict you from (i) the use and the hiring as a result of such use, of executive search firms or other employment agencies (so long as they are not targeted by you, directly or indirectly, at such officers or senior employees), (ii) solicitations through general advertising or other general solicitation not targeted at officers or senior employees of the Company or its subsidiaries and the hiring as a result of such solicitations, and (iii) the solicitation or hiring of any such officer or senior employee from and after six (6) months after his or her employment with the Company has ceased.

(8)    This Agreement does not constitute or create any obligation of the Company or its Representatives to provide any Evaluation Material or other information to you, but merely defines the duties and obligations of you and your Representatives with respect to the Evaluation Material to the extent it may be disclosure or made available to you. Neither the Company nor its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You will conduct your own independent investigation and analysis. You agree that neither the Company nor its Representatives shall have any liability to you or your Representatives resulting from the use of the Evaluation Material or the Potential Transaction other than as may be set forth in a definitive agreement between you and the Company concerning the Potential Transaction. Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

(9)    Notwithstanding anything to the contrary set forth herein, in the event that you or any of your Representatives are requested or legally required to disclose all or any part of the Evaluation Material or any of the information which is subject to the provisions of paragraphs (2) or (3) above by applicable law, regulation or formal legal process, you will, to the extent legally permissible (i) provide the Company with prompt written notice of the existence, terms and circumstances surrounding such requirement so that the Company may seek (at the Company’s sole expense) a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement and (ii) consult with the Company on the advisability of taking legally available steps to (at the Company’s sole expense) resist or narrow such request or requirement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions of this Agreement, you will furnish only that portion of the Evaluation Material or take only such action as, based upon the advice of your legal counsel, is legally required and will use reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material (or other information required to be kept confidential pursuant to this Agreement) so furnished. You shall cooperate with any action reasonably requested by the Company (at the Company’s sole expense) to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material.

(10)    You acknowledge that you and your Representatives may receive material non-public information in connection with the evaluation of a Potential Transaction and you are aware (and you will so advise your Representatives) that the United States securities laws impose restrictions on trading in securities when in possession of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

(11)    You acknowledge and agree that in the event of any breach of this Agreement, the Company would be immediately and irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company, in addition to any other remedy to which it may be entitled in law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to compel specific performance of this Agreement, without the need for proof of actual damages. You agree to waive, and to direct your Representatives to waive, any requirements for the securing or posting of any bond in connection with such remedy.

(12)    You agree that the Company has not granted to you or your Representatives any license, copyright, or similar right with respect to any of the Evaluation Material or any other information provided to you or your Representatives by or on behalf of the Company.

(13)    You acknowledge and agree that (i) the Company is free to conduct the process leading up to a Potential Transaction as the Company, in its sole discretion, may determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to you, your Representatives or any other person); (ii) the Company reserves the right, in its sole discretion, to change the procedures relating to your consideration of the Potential Transaction at any time without prior notice to you, your Representatives or any other person, to reject any and all proposals made by you or any of your Representatives with regard to the Potential Transaction, and to terminate discussions and negotiations with you at any time and for any reason; and (iii) unless and until a written definitive agreement concerning the Potential Transaction has been executed, neither the Company nor any of its Representatives will have any legal obligation or liability to you of any kind whatsoever with respect to the Potential Transaction, whether by virtue of this Agreement or any other written or oral expression with respect to the Potential Transaction or otherwise.

(14)    This Agreement may be signed in one or more counterparts, each of which need not contain the signature of all Parties, and all such counterparts taken together shall constitute a single agreement. This Agreement shall constitute the entire agreement between the Parties with regard to the subject matter hereof (it being acknowledged and agreed that the Parties are subject to separate existing confidentiality and use restrictions under the Collaboration and License Agreement, dated November 15, 2019, by and between the Parties, which shall continue to apply to information and activities under such agreement and this Agreement shall not apply to any such information or activities). This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. The provisions and covenants set forth in this Agreement may be amended, modified or waived only by an instrument in writing executed by you and the Company. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right, power, or privilege hereunder. If any portion of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and shall remain in full force and effect.

(15)    In the event there is any conflict, inconsistency or additional obligation between this Agreement and the terms and conditions of any electronic dataroom now or hereafter applicable to a Party or its Representatives, the terms and conditions of this Agreement shall govern and constitute the terms and conditions with respect to the access of Evaluation Material by a Party and its Representatives in any electronic dataroom.

(16)    The Parties do not confer any rights or remedies upon any person other than the Parties to this Agreement and their respective successors and permitted assigns.

(17)    The confidentiality obligations and use restrictions under this Agreement shall terminate and be of no further force or effect with respect to any Evaluation Material on the third (3rd) anniversary of the date of this Agreement (or, to the extent the Company is bound by written confidentiality obligations and use restrictions to third parties that require the Company to adhere to a longer period in order to provide certain Evaluation Material to you and your Representatives in compliance therewith, such longer period shall apply with respect to such Evaluation Material to the extent you or your Representatives receive access to such Evaluation Material and such Evaluation Material sets forth such longer period), provided that such termination shall in no way affect the Company’s rights with respect to a breach by you or your Representatives of the terms of this Agreement which occurred prior to the date of such termination.

(18)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof. The Parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, whether in contract, tort or otherwise, shall be brought in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the state or federal courts situated in New Castle County in the State of Delaware), so long as such court shall have subject-matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding that is brought in such court has been brought in an inconvenient forum.

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Please acknowledge your agreement to the foregoing by countersigning this letter in the place provided below.

Very truly yours,

DICERNA PHARMACEUTICALS, INC

By:	/s/ Douglas Fambrough
Name:	Douglas Fambrough
Title:	President & CEO

Confirmed and Agreed to as of

the date first written above:

NOVO NORDISK A/S

By:	/s/ Karsten Munk Knudsen
Name:	Karsten Munk Knudsen
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Confidentiality Agreement